Exhibit 4.9
AMENDED AND RESTATED LOAN AGREEMENT
BETWEEN
XIN ZHOU
AND
SHANGHAI CRIC INFORMATION TECHNOLOGY CO., LTD.
DATED JULY 20, 2009

AMENDED AND RESTATED LOAN AGREEMENT
This AMENDED AND RESTATED LOAN AGREEMENT (“this Agreement”) is entered into on July 20, 2009 by and between:
1.	XIN ZHOU, a citizen of the People’s Republic of China, whose identity card number is 310109671031081 (the “Borrower”); and

2.	SHANGHAI CRIC INFORMATION TECHNOLOGY CO., LTD., a limited liability company incorporated under the laws of the PRC, of which the legal address is Room 308, Building A of the Technology Building, No.149 Yanchang Road, Zhabei District, Shanghai (the “Lender”).
(In this Agreement, the above parties are referred to individually as a “Party” and collectively the “Parties”.)
WHEREAS:
1.	Shanghai Tian Zhuo Advertising Co., Ltd. (“Tian Zhuo Advertising”) is a limited liability company incorporated under the laws of the PRC, of which the registered address is Room 201, Building 2, No.38 Haiguang Road, Shanyang Town, Jinshan District, Shanghai and the registered capital is RMB1,000,000 (in words: one million Yuan).

2.	The Borrower and Shanghai Real Estate Sales (Group) Co. Ltd. (“E-house Shanghai”) entered into the Loan Agreement in the amount of RMB18,000,000 (in words: eighteen million Yuan) on July 8, 2008 (the “Original Loan Agreement”).

3.	The Borrower, the Lender and E-house Shanghai entered into the Agreement on Transfer of Contractual Rights and Obligations on July 20, 2009, whereby the Lender assumed all rights and obligations of E-house Shanghai under the Original Loan Agreement and became the lender under the Original Loan Agreement in substitution for E-house Shanghai.

4.	The Parties agree to amend, supplement and restate the Original Loan Agreement to clarify the rights and obligations of the Borrower and the Lender under the above arrangement of the loan.
THEREFORE, the Parties hereby enter into this Agreement as follows:
ARTICLE ONE DEFINITIONS
1.1	Unless otherwise specified in this Agreement, the following terms used in this

Agreement shall have the meanings prescribed thereto below.

“Loan” means the loan provided by the Lender to the Borrower as described in Article 2.1 of this Agreement in the amount of RMB18,000,000 (in words: eighteen million Yuan).

“Shareholder Loan Agreement” means the Loan Agreement entered into by the Borrower and Tian Zhuo Advertising on July 8, 2008 in the amount of RMB18,000,000 (in words: eighteen million Yuan).

“Shareholder Loan” means the loan provided by the Borrower to Tian Zhuo Advertising in accordance with the Shareholder Loan Agreement in the amount of RMB18,000,000 (in words: eighteen million Yuan).

“PRC” means the People’s Republic of China, for the purpose of this Agreement, excluding Hong Kong, Macao, and Taiwan.

“Term” has the meaning prescribed in Article 4.1 hereof.

“Confidential Information” has the meaning prescribed in Article 7.1 hereof.

“Available Rights” has the meaning prescribed in Article 10.5 hereof.

1.2	Any reference in this Agreement to the following terms shall be interpreted as the following meanings.

“Article” shall be interpreted as an article in this Agreement, unless otherwise specified in the context of this Agreement.

“Taxes” shall be interpreted to include any taxes, fees, duties, or other charges of the same nature (including but not limited to any penalties or interests related to any unpaid or overdue amount of such Taxes).

“Borrower” or “Lender” shall be interpreted to include the successors and assignees of such Party.

1.3	Unless otherwise specified, any reference in this Agreement to this Agreement or any other agreement or document shall, as the case may be, be interpreted as the reference to the amendments, modifications, replacements or supplements to this Agreement or such other agreement or document that are already made or may be made in the future from time to time.
ARTICLE TWO LOAN

2.1	The Parties confirm that, by the execution of this Agreement, the Lender has provided to the Borrower the Loan in the amount of RMB18,000,000 (in words: eighteen million Yuan), and the Borrower has, in accordance with the Original Loan Agreement, used the Loan in a entirety to extend the Shareholder Loan to Tian Zhuo Advertising for its subscription and contribution to the registered capital of Wushi Consolidated (Beijing) Advertising Media Co. Ltd..

2.2	The Parties confirm that the Borrower shall repay the Loan to the Lender in accordance with, and perform all of its other obligations under, this Agreement.

2.3	The Borrower shall enter into an equity interest pledge agreement with the Lender in accordance with the requirements of the Lender, to pledge, in favor of the Lender, all of its equity interest in Tian Zhuo Advertising to secure the Borrower’s performance of all of its obligations under this Agreement. The Borrower shall also cooperate with the Lender to register the equity interest pledge agreement with the competent administration for industry and commerce.
ARTICLE THREE INTEREST
The Lender confirms that there shall be no interest accruing on the Loan.
ARTICLE FOUR TERM
4.1	The term of the Loan under this Agreement shall commence on the date on which the Lender provided the Loan to the Borrower and end on the earliest of (1) the twentieth (20th) anniversary of the execution date of this Agreement, (2) the expiration date of the business term of the Lender (including its business term as extended), (3) the expiration date of the business term of Tian Zhuo Advertising (including its business term as extended), and (4) if Tian Zhuo Advertising repays all or any part of the Shareholder Loan to the Borrower in accordance with the Shareholder Loan Agreement, in respect of the amount out of the Loan hereunder that is equivalent to such repayment, the date on which Tian Zhuo Advertising repays such amount to the Borrower (the “Term”).
ARTICLE FIVE REPAYMENT
5.1	On the expiration date of the Term, unless the Parties unanimously agree to extend the Term to the extent permitted by the applicable laws and regulations, the Borrower shall fully repay the outstanding part of the Loan on a one-off basis.

5.2	During the Term, the Lender may, at any time, determine at its sole discretion to accelerate the repayment of the Loan and require the Borrower to repay all or any part of the Loan by a prior written notice. The Borrower shall, within thirty (30) days of its receipt of the repayment notice, repay the Loan on a one-off basis and in the amount as required by the Lender in accordance with this Article. Without the prior written consent of the Lender, the Borrower shall not prepay the Loan.

5.3	The Borrower shall repay the Loan in cash or in such other manner as approved by the Lender in writing and permitted by the applicable laws and regulations.
ATTICLE SIX TAXES
The Lender shall assume all of the Taxes related to the Loan.
ARTICLE SEVEN CONFIDENTIALITY
7.1	Irrespective of the termination of this Agreement, the Borrower is obligated to keep confidential the trade secrets, proprietary information, clients’ information and all other information of confidential nature related to the Lender that are known to or received by the Borrower as a result of the execution or performance of this Agreement (collectively the “Confidential Information”). The Borrower shall not use such Confidential Information for any purpose other than for the performance of its obligations under this Agreement. Unless otherwise approved by the Lender in writing in advance or required by the relevant laws or regulations, the Borrower shall not disclose any of the Confidential Information to any third party.

7.2	The Confidential Information does not include:
(a)	the information that has been lawfully acquired by the Party receiving the information before as evidenced by certain written evidence;

(b)	the information entering the public domain without attribution to any fault of the Party receiving the information; and

(c)	the information lawfully acquired by the Party receiving the information from other sources after being received by the Party.
7.3	After the termination of this Agreement, the Borrower shall, as requested by the Lender, return, destroy, or otherwise dispose of all of the documents, datum, or software provided by the Lender that contain any Confidential Information, and stop using the Confidential Information.

7.4	Notwithstanding any other provision of this Agreement, the effect of this Article 7 shall not be affected by the suspension or termination of this Agreement.
ARTICLE EIGHT NOTICE

8.1	Any notice, request, demand or other correspondence required under or in accordance with this Agreement shall be delivered to the related Party in writing.

8.2	The above notice or other correspondence, shall be deemed to be delivered (i) upon being sent out if by facsimile or electric transmission, or (ii) upon handover in person if by hand delivery; or (iii) upon the fifth (5th) day of being posted if by mail.
ARTICLE NINE DEFAULT LIABILITIES
9.1	The Borrower undertakes to indemnify the Lender against any actions, charges, claims, costs, damage, demands, expenses, liabilities, losses or procedures suffered or incurred by the Lender due to any breach by the Borrower of any of its obligations under this Agreement.

9.2	Notwithstanding any other provision of this Agreement, the effect of this Article shall not be affected by the suspension or termination of this Agreement.
ARTICLE TEN MISCELLANEOUS
10.1	This Agreement is written in Chinese in two (2) originals. Each of the Parties to this Agreement shall hold one (1) original.

10.2	The execution, effectiveness, performance, modification, interpretation and termination of this Agreement shall be governed by the laws of the PRC.

10.3	Any dispute arising out of or in connection with this Agreement shall be resolved by the Parties through consultation. In the event the Parties fail to agree with each other within thirty (30) days after the dispute arises, the dispute shall be submitted to China International Economic and Trade Arbitration Commission Shanghai Commission for arbitration in Shanghai in accordance with the arbitration rules thereof effective at the submission of the application for arbitration. The arbitration award shall be final and binding upon the Parties.

10.4	Any right, power or remedy granted to each of the Parties by any provision of this Agreement shall not preclude any other rights, powers or remedies that such Party is entitled to under the laws and under any other provisions of this Agreement, and any Party’s exercise of any of its rights, powers or remedies shall not preclude its exercise of any other rights, powers or remedies that it is entitled to.

10.5A	Party’s failure or delay in exercising any of its rights, powers or remedies that it is entitled to under this Agreement or under the laws (the “Available Rights”) shall not constitute its waiver of such rights, nor shall any single or partial waiver of any Available Rights by a Party preclude its exercise of those rights in another manner or its exercise of any other Available Rights.

10.6	The headings in this Agreement are written for the ease of reference only, and shall in no event be used for, or affect, the interpretation to this Agreement.

10.7	Each provision of this Agreement is severable and independent from any of the other provisions. If at any time any one or more provisions of this Agreement become invalid, illegal or unenforceable, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby.

10.8	This Agreement shall come into effect upon executed by the Parties to amend, supplement and restate the Original Loan Agreement between the Lender and the Borrower. In the event of any conflict or inconsistency between any provision of the Original Loan Agreement and those of this Agreement, the provisions of this Agreement shall prevail.

10.9	Any amendment or supplement to this Agreement shall not come into effect unless made in writing and duly executed by the Parties.

10.10	Without the prior written consent of the Lender, the Borrower shall not transfer any of its rights and/or obligations under this Agreement to any third party. The Lender has the right to transfer any of its rights and/or obligations under this Agreement to any third party upon the prior written notice to the Borrower.
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[EXECUTION PAGE]
IN WITNESS WHEREOF, this AMENDED AND RESTATED LOAN AGREEMENT is executed by the following Parties on the date first written above.

XIN ZHOU
Signature:	/S/Xin Zhou

SHANGHAI CRIC INFORMATION TECHNOLOGY CO., LTD. (Seal)
Signature:	/seal/
Name:
Title: